FOR IMMEDIATE RELEASE

Hudson Valley Holding Corp.	CONTACT
21 Scarsdale Road	James J. Landy
Yonkers, NY 10707	President &CEO
(914) 771-3230

HUDSON VALLEY HOLDING CORP. TO ACQUIRE
NEW YORK NATIONAL BANK

        YONKERS, NY, December 24, 2004. The Board of Directors of Hudson Valley Holding Corp. (HUVL), the parent company of Hudson Valley Bank with $1.9 billion in assets, announces that it has entered into a definitive agreement to acquire New York National Bank, a Bronx based community bank with $140 million in assets.

        New York National Bank was founded in 1982 to operate as a community focused bank providing deposit and lending services to residents, businesses and community organizations in the South Bronx. It has expanded its market to several areas of the Bronx and upper Manhattan, serviced through five branch locations.

        William E. Griffin, Chairman of Hudson Valley stated, “This acquisition represents a long-term strategic decision by Hudson Valley to increase its market penetration and presence in these vibrant and growing communities in the Bronx and Manhattan. The addition of New York National will assist us in achieving our overall growth and profitability objectives and in remaining a financially strong independent bank. The acquisition complements Hudson Valley Bank’s continuing new branch expansion strategy which we will aggressively pursue in 2005.”

        Serafin U. Mariel, President of New York National Bank stated, “We feel strongly that partnering with Hudson Valley Bank will make us a stronger organization now and in the future. Hudson Valley has a long history of servicing local communities and reinvesting in those communities. With its two branches and over $80 million in loans in the Bronx, Hudson Valley will strengthen our position in this core market. Like New York National, Hudson Valley Bank specializes in providing a full range of financial services to individuals, small businesses, professional service firms and not-for-profit organizations in our local communities. Hudson Valley will bring additional capital, technology, and resources necessary for us to create increased economic opportunity in our communities.”

        James J. Landy, President and CEO of Hudson Valley added, “We believe the transaction will add to net income during the first year of operation and as a result, increase shareholder value. New York National Bank will retain its identity by operating as a wholly owned state chartered bank subsidiary of Hudson Valley Holding Corp., and I will serve as President and CEO. Serafin U. Mariel will continue with the bank to focus on business development, expanding the bank’s outreach and meeting the needs of the community.”

        Hudson Valley will pay approximately $12 million or $18.50 per common share for New York National, subject to adjustment based upon New York National’s closing equity, calculated pursuant to the terms of the agreement. The transaction is subject to regulatory approval and approval by New York National’s shareholders. The company anticipates that the transaction will be completed during the second quarter of 2005.

        MG Advisors, Inc., acted as financial advisor to Hudson Valley and Pitney Hardin LLP acted as legal advisor. Advest, Inc. acted as financial advisor to New York National and Windels Marx Lane & Mittendorf, LLP, acted as legal advisor.

Hudson Valley Holding Corp., headquartered in Yonkers, NY, is the parent company of Hudson Valley Bank, an independently owned local Bank, with $1.9 billion in assets, serving the metropolitan area with 19 branches located in the Bronx, Manhattan and Westchester and loan production offices in Dutchess County and Queens. The Bank specializes in providing a full range of financial services to small businesses, professional services firms, not-for-profit organizations and individuals; and provides investment management services through a subsidiary, A. R. Schmeidler & Co., Inc. The Company’s stock is traded under the ticker symbol “HUVL” on the OTC Bulletin Board. Additional information on the Bank can be obtained on our web-site at www.hudsonvalleybank.com.

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements refer to future events or our future financial performance. We have attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should” or “will” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our or the banking industry’s actual results, level of activity, performance or achievements to be materially different from any future results, level of activity, performance or achievements expressed or implied by these forward looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the failure to obtain regulatory approval, material adverse changes in Hudson Valley’s or New York National Bank’s operations or earnings, or a decline in the economy in the New York Metropolitan area. Although we believe that the expectations reflected in the forward looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

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